Exhibit 99.1

AxoGen, Inc. Completes $20.8 Million Financing with PDL BioPharma, Inc.

Alachua, FL, October 9, 2012 – AxoGen, Inc. (AxoGen) (OTCBB: AXGN), and PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI), announced today that they closed a structured financing transaction on October 5, 2012 in which PDL provided AxoGen with an aggregate of $20.8 million. AxoGen is a regenerative medicine company dedicated to advancing the science and commercialization of surgical solutions for peripheral nerve repair.

This financing allows AxoGen to strengthen and accelerate its sales and marketing efforts as well as to explore pipeline opportunities.

The total financing of $20.8 million was provided pursuant to a Revenue Interests Purchase Agreement that included $19.05 million in cash PDL paid to AxoGen on October 5, 2012 and $1.75 million PDL paid to AxoGen on August 14, 2012 pursuant to an Interim Revenue Interest Purchase Agreement. Aggregate net proceeds were approximately $14.0 million after repayment of $5.0 million in existing debt and payment of transaction related fees and expenses. The Revenue Agreement has an eight year term and provides PDL with royalties based on AxoGen revenues, subject to certain minimum payment requirements beginning in the fourth quarter of 2014 and the right to require AxoGen to repurchase the revenue contract at the end of the fourth year. AxoGen has been granted certain rights to call the revenue contract in years five through eight. In addition, John McLaughlin, President and Chief Executive Officer of PDL, was elected to the Board of Directors of AxoGen, Inc. immediately following the closing. No equity securities or warrants were issued as part of this transaction.

“PDL is an exciting partner for AxoGen. The PDL team has a strong track record of creating commercial value and their knowledge will be an asset as we build AxoGen’s business,” said Karen Zaderej, CEO for AxoGen.

“The PDL transaction provided both operating capital and the ability to pay off AxoGen’s existing bank debt,” offered Greg Freitag, AxoGen’s CFO and General Counsel. “We were able to raise significant capital without diluting our outstanding share-base while maintaining a clean capital structure. Furthermore, our agreement provides extensive flexibility for future financing and business development activity.”

“We are very impressed with the depth and breadth of experience in this accomplished AxoGen team,” said John McLaughlin, President and Chief Executive Officer of PDL. “AxoGen products are changing the way peripheral nerve repair is performed, and PDL is pleased to have the opportunity to contribute to the growth of this innovative business.”

JMP Securities acted as lead placement agent and Noble Financial Capital Markets acted as co-placement agent for the transaction.

AxoGen Management Conference Call

AxoGen management will be hosting a conference call to discuss the transaction on October 10, 2012 at 11:30 AM Eastern Time. The conference call information is as follows:

Conference dial-in:	877-709-8150
International dial-in:	201-689-8354
Webcast:	www.axogeninc.com/investors.html

About AxoGen, Inc.

AxoGen (OTCBB: AXGN) is a regenerative medicine company dedicated to advancing the science and commercialization of peripheral nerve repair solutions. AxoGen’s products offer a full suite of surgical nerve reconstruction solutions including Avance® Nerve Graft, the only commercially available processed nerve allograft for bridging severed nerves, AxoGuard® Nerve Connector, a coaptation aid allowing for close approximation of severed nerves, and AxoGuard® Nerve Protector, a bioscaffold used to reinforce a coaptation site, wrap a partially severed nerve or isolate and protect nerve tissue. For more information, visit our website at www.axogeninc.com.

AxoGen is the parent of its wholly owned operating subsidiary, AxoGen Corporation. AxoGen’s principal executive office and operations are located in Alachua, FL.

To receive email alerts directly from AxoGen, please click here www.axogeninc.com/emailalerts.html.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of both AxoGen and PDL and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by AxoGen and PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither AxoGen nor PDL assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

COCKRELL GROUP Rich Cockrell 404.942.3369 investorrelations@thecockrellgroup.com cockrellgroup.com	AxoGen, Inc. Greg Freitag, Chief Financial Officer 386.462.6856 InvestorRelations@axogeninc.com www.axogeninc.com